Exhibit 99.1

NEWS RELEASE

FOR FURTHER INFORMATION CONTACT:

Stephen M. Merrick	Catherine E. Lawler
Executive Vice President	Investor Relations
(847) 382-1000	(773) 478-0631

CTI Industries Corporation Reports
Second Quarter 2010 Financial Results

FOR IMMEDIATE RELEASE
Wednesday, August 4, 2010

LAKE BARRINGTON, IL, August 4, 2010 -- CTI Industries Corporation (CTIB - NASDAQ Capital Market), a manufacturer and marketer of flexible packaging and storage products, laminated films and novelty balloons, today announced its results of operations for the second quarter of 2010 and for the six month period ended June 30, 2010.

Consolidated net sales for the second quarter of 2010 were $12,964,000 compared to consolidated net sales of $10,779,000 for the second quarter of 2009, an increase of 20.3%.  The Company earned net income of $607,000 or $0.21 per share (basic) and $0.20 per share (diluted) for the second quarter of 2010 compared to net income of $409,000 or $0.15 per share (basic and diluted) for the second quarter of 2009.

For the six month period ended June 30, 2010, consolidated net sales were $25,375,000 compared to $20,382,000 for the same period in 2009, an increase of 24.5%.  For this six month period in 2010, net income was $1,206,000 or $0.43 per share (basic) and $0.42 per share (diluted) compared to net income of $502,000, or $0.18 per share (basic and diluted) for the same period of 2009.

Key Factors and Trends

Net sales of foil balloons increased by 9.0% in the second quarter compared to the same period of 2009, from $5,747,000 to $6,262,000.  Net sales of foil balloons increased by 12.8% from $10,786,000 in the six months ended June 30, 2009 to $12,167,000 for the same period of 2010.

For the second quarter of 2010, net sales of pouch products were up 41.1% from the second quarter of 2009, from $1,577,000 in the second quarter of 2009 to $2,225,000 in the second quarter of 2010.  For the six months ended June 30, 2010, pouch sales were $5,266,000 compared to $2,562,000 for the same period of 2009, an increase of 105.5%.  The increase reflected increased sales to a major customer as well as increases in the Company’s proprietary ZipVac line.

During the second quarter of 2010, sales of latex balloon products increased by 40.2% to $2,318,000 from sales of $1,653,000 in the second quarter of 2009.  For the six months ended June 30, 2010, sales of latex balloons were $4,145,000 compared to sales of $3,196,000 in the same period of 2009, an increase of 29.7%.

Operating expenses were up modestly in both the second quarter of 2010 and the six months ended June 30, 2010 over the same periods in the prior year.  However, as a percentage of revenues, operating expenses decline from 17.3% of sales in the six months ended June 30, 2009 to 16.0% of sales for the same period in 2010.

Statements made in this release that are not historical facts are “forward-looking” statement (as defined in the Private Securities Litigation Reform Act of 1995) that involve risks and uncertainties and are subject to change at any time.  These “forward-looking” statements may include, but are not limited to, statements containing words such as “may,” “should,” “could,” “would,” “expect,” “plan,” “goal,” “anticipate,” “believe,” “estimate,” “predict,” “potential,” “continue,” or similar expressions.  Factors that could cause results to differ are identified in the public filings of the Company with the Securities and Exchange Commission.  More information on factors that could affect CTI’s business and financial results are included in its public filings made with the Securities and Exchange Commission, including its Annual Report on Form 10-K and Quarterly Reports on Form 10-Q.

  – FINANCIAL HIGHLIGHTS FOLLOW –

CTI Industries Corporation and Subsidiaries
Condensed Consolidated Balance Sheets

	June 30, 2010	December 31, 2009

Assets	(Unaudited)
Current Assets:
Cash and cash equivalents	$1,329,417	$870,446
Accounts receivable, net	8,032,601	7,320,181
Inventories, net	9,419,187	9,643,914
Other current assets	1,309,953	1,313,881
Total current assets	20,091,158	19,148,422

Property, plant and equipment, net	8,992,452	9,533,411
Other assets	1,848,147	1,713,476

Total Assets	$30,931,757	$30,395,309

Liabilities & Equity
Total current liabilities	$16,553,684	$16,734,520
Long term debt, less current maturities	3,224,536	4,881,568
Stockholders' equity	11,110,339	8,762,663
Noncontrolling interest	43,198	16,558

Total Liabilities & Equity	$30,931,757	$30,395,309

Condensed Consolidated Statements of Operations

	Three Months Ended June 30		Six Months Ended June 30
	2010	2009	2010	2009
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)

Net sales	$12,964,203	$10,778,903	$25,374,969	$20,382,324
Cost of sales	10,091,153	8,178,204	19,457,347	15,715,122

Gross profit	2,873,050	2,600,699	5,917,622	4,667,202

Operating expenses	1,983,390	1,925,768	4,067,906	3,530,523

Income from operations.	889,660	674,931	1,849,716	1,136,679

Other (expense) income:
Net Interest expense	(296,395)	(272,566)	(540,468)	(568,117)
Other	(21,463)	2,599	(34,687)	(18,998)

Income before income taxes and noncontrolling interest	571,802	404,964	1,274,561	549,564

Income tax (benefit) expense	(21,036)	(4,037)	95,324	46,121

Net Income	592,838	409,001	1,179,237	503,443

Less: Net (loss) income attributable to noncontrolling interest	(13,929)	263	(26,373)	1,497

Net income attributable to CTI Industries Corporation	$606,767	$408,738	$1,205,610	$501,946

Income applicable to common shares	$606,767	$408,738	$1,205,610	$501,946

Basic income per common share	$0.21	$0.15	$0.43	$0.18

Diluted income per common share	$0.20	$0.15	$0.42	$0.18

Weighted average number of shares and equivalent shares of common stock outstanding:
Basic	2,898,811	2,775,902	2,834,265	2,792,220

Diluted	2,959,952	2,776,797	2,877,102	2,797,256